UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 27, 2005

InfoNow Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	00-19813	04-3083360
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1875 Lawrence Street, Suite 1100, Denver, CO 80202

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code:  303-293-0212

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On September 30, 2005, we entered into a revised employment agreement with Harold R. Herbst extending his term as our Interim Chief Executive Officer until April 30, 2007.  Mr. Herbst’s annual salary was increased from $225,000 to $250,000.  Except to the extent necessary to reflect extension of Mr. Herbst’s term as our interim Chief Executive Officer and his salary increase, we did not materially alter the material terms of Mr. Herbst’s previous employment agreement, which terms are disclosed in our proxy statement filed with the SEC in connection with last year’s annual meeting of stockholders under the caption “Employment Contracts, Termination of Employment and Change-In-Control Arrangements” and incorporated herein by reference.

On September 27, 2005, we entered into an employment agreement with James L. Medina extending his term as our Interim Chief Financial Officer and Secretary until October 30, 2006.  Mr. Medina’s annual salary will be $165,000 and is entitled to earn a bonus of up to 30% of his base annual salary based on the company’s performance and specific goals set by Mr. Medina and the Company’s Chief Executive Officer.  Mr. Medina’s employment agreement replaces the letter agreement dated March 7, 2005 under which Mr. Medina was appointed Interim Chief Financial Officer.

On September 27, 2005, we entered into a revised employment agreement with Donald Kark, our Executive Vice President and Chief Technology Officer.  Mr. Kark’s annual salary was not adjusted and the terms of Mr. Kark’s previous employment agreement were not materially altered.

On September 27, 2005, we entered into a revised employment agreement with Mark Geene extending his term as our Executive Vice President of Field and Client Operations until October 31, 2006.  Mr. Geene’s annual salary was not adjusted as a result of his term extension.  Except to the extent necessary to reflect the extension of Mr. Geene’s term as Executive Vice President and Client Operations, the terms of Mr. Geene’s previous employment agreement were not materially altered.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INFONOW CORPORATION

Date:	September 30, 2005	By:	/s/ James Medina
		Name:	James Medina
		Title:	Interim Chief Financial Officer